EXHIBIT 6.13

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT dated as of July 1, 2018 (this “Agreement”) between Social Investment Holdings, Inc., a Florida corporation (the “Company”), and People Helping Each Other, a Florida 501(c)(3) corporation (“PHEO”).

BACKGROUND

People Helping Each Other, Incorporated (“PHEO”) has agreed to accept 500,000 shares of stock in the Company in exchange for the Company receiving People Helping Each Other’s 70% stock ownership in Holdings Enterprises Durables, Sprl. (“HED”), domiciled in the Democratic Republic of the Congo.

The assets of HED includes Padouk and Sapele hardwood timber species for harvesting within its 502,000 Hectares of high market value timber (according to the April 15, 2018 International Tropical Timber Organization report). Additionally, the new direct ownership in HED will include more than 1,000,000 Hectares of timber for conservation.

The Company desires to issue and sell 500,000 shares (the “Shares”) of common Stock, .0001 par value, of the Company and cancelation of all loans, including interest, from the Company to PHEO, in exchange for PHEO’s 750 shares of common stock (representing 70%), with no par value, of HED (the “Exchange Shares”), on the terms and subject to the conditions set forth herein (the “Exchange”) Both parties agree that the closing of the Exchange shall be subject to the Company successfully breaking escrow with a minimum raise of $1,000,000 (“Breaking Escrow”).

The Company was notified that the non-profit, Center for Social Change (the “Center”), had advanced funds to PHEO based on PHEO holding the HED ownership. These advanced funds totaling $500,000 are secured with a Security Agreement between PHEO and the Center (see Exhibit A). The parties agreed that, after the execution of this Share Exchange, and within 10 days after the Company achieves its $1,000,000 minimum, PHEO will transfer the HED Shares to SIH in exchange for 500,000 shares of Company. The Company will be taking ownership of the HED Shares subject to the terms of the Security Agreement and the liens granted, if the $500,000 Loans have not been satisfied prior to the closing.

The Company also understands that there is an assignment to the Center of a 15% royalty from the conservation concessions and any possible future mineral concessions of HED secured on its existing logging and conservation concessions. This royalty is in perpetuity and the terms of this and the loan are described in the Loans + Concessions Agreement (see Exhibit B) and the Promissory Note (see Exhibit C).

The Board of Directors of the Company and PHEO has unanimously determined that although both parties originally intended to create a joint venture partnership, as stated in the Offering Circular, this new ownership is expected to increase shareholder value for the Company and concomitantly benefit PHEO through its ownership of Shares in the Company being issued under this Agreement.

In consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I: THE SHARES AND THE EXCHANGE SHARES

Section 1.1 The Shares. The Shares shall be issued to PHEO, and the Exchange Shares shall be issued to the Company pursuant to Article II hereof.

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ARTICLE II: SHARE EXCHANGE

Section 2.1 Share Exchange. Upon the terms and subject to the conditions of this Agreement, the Company agrees to issue and sell 500,000 shares of common Stock, .0001 par value, of the Company to PHEO, the Shares, in exchange for PHEO’s 700 shares of common stock (representing 70%), with no par value, of HED, the Exchange Shares at the Share Exchange Closing, .

Section 2.2 Share Exchange Closing.

(a) The Company, within 10 days after Breaking Escrow, will deliver a certificate representing the Shares and registered in the name of PHEO, and PHEO will deliver a certificate representing the Exchange Shares and registered in the name of the Company. Subject to the satisfaction of the conditions set forth in Article V, the date of such deliveries shall be on a date and at a place to be specified by the parties (the “Share Exchange Closing”), which date shall be no later than the day after satisfaction or waiver of the latest to occur of the conditions set forth in Article V.

(b) The documents to be delivered at the Share Exchange Closing by or on behalf of the parties hereto pursuant to this Article II and any additional documents requested by PHEO pursuant to Section 8.2 will be delivered at the Share Exchange Closing at the offices of PHEO at 2103 Coral Way, 2nd Floor, Miami, FL 33145.

ARTICLE III: REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to PHEO as of the date hereof that:

Section 3.1 Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

Section 3.2 Capitalization. The authorized capital stock of Company consists of 7,500,000 shares of Company Common Stock of which, as of April 30, 2018 (the “Company Capitalization Date”) no more than 7,500,000 shares were issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

Section 3.3 Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Company, and this Agreement is a valid and binding obligation of the Company, enforceable against it in accordance with their terms.

Section 3.4 Board Approvals. The transactions contemplated by this Agreement, including without limitation the issuance of the Shares and the compliance with the terms of this Agreement, have been unanimously adopted, approved and declared advisable unanimously by the Board of Directors of the Company.

Section 3.5 Valid Issuance of Common Stock. The Shares have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor, the Shares will be validly issued, fully paid and non-assessable, will not be subject the holders thereof to personal liability and will not be issued in violation of preemptive rights. The voting rights provided for in the terms of the Shares are validly authorized and shall not be subject to restriction or limitation in any respect.

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Section 3.6 Non-Contravention. The execution, delivery and performance of this Agreement, and the consummation by the Company of the transactions contemplated hereby, will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the Articles of Amendment of the Articles of Incorporation or By-laws of the Company.

Section 3.7 Purchase for Own Account. The Company is acquiring the Exchange Shares for its own account and not with a view to the distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder (the “Securities Act”).

Section 3.8 Private Placement. The Company understands that (i) the Exchange Shares have not been registered under the Securities Act or any state securities laws, by reason of their issuance by PHEO in a transaction exempt from the registration requirements thereof and (ii) the Exchange Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

Section 3.9 Legend. Each certificate representing an Exchange Share will bear a legend to the following effect unless PHEO determines otherwise in compliance with applicable law:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS SHARE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF PHEO

PHEO represents and warrants to the Company as of the date hereof that:

Section 4.1 Existence and Power. PHEO is duly organized and validly existing under the laws of the state of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

Section 4.2 Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of PHEO, and this Agreement is a valid and binding obligation of PHEO, enforceable against it in accordance with its terms.

Section 4.3 Valid Issuance. The Exchange Shares have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor, the Exchange Shares will be validly issued, fully paid and non-assessable, will not subject the holders thereof to personal liability and will not be issued in violation of preemptive rights.

Section 4.4 Non-Contravention. The execution, delivery and performance of this Agreement will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the organizational or governing documents of PHEO.

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Section 4.5 Purchase for Own Account. PHEO is acquiring the Company Shares for its own account and not with a view to the distribution thereof in violation of the Securities Act.

Section 4.6 Private Placement. PHEO understands that (i) the Shares have not been registered under the Securities Act or any state securities laws, by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

Section 4.7 Legend. Each certificate representing a Share will bear a legend to the following effect unless the Company determines otherwise in compliance with applicable law:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS SHARE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

ARTICLE V: CONDITIONS TO SHARE EXCHANGE CLOSING

Section 5.1 Conditions to Each Party’s Obligation to Effect the Exchange. The respective obligations of the parties hereunder to effect the Exchange shall be subject to the following condition:

(a) Conditional Closing. Both parties agree that the Share Exchange Closing is conditional on the Company Breaking Escrow and that the closing shall be concluded within 10 days from that date.

Section 5.2 Conditions to the Obligations of the Company. The obligations of the Company hereunder to effect the Exchange shall be subject to the satisfaction, or waiver by the Company, of the following condition:

(a) Loan Cancelation. The Company shall provide proof of the release and satisfaction of all loans PHEO has with the Company.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Exchange shall be in effect.

Section 5.3 Conditions to the Obligations of PHEO. The obligations of PHEO hereunder to effect the Exchange shall be subject to the satisfaction, or waiver by PHEO, of the following condition:

(a) Security AgreementLoans. If the $500,000 loans have been satisfied prior to closing, PHEO shall bring proof of the repayment and cancelation of the Security Agreement.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal PHEO’s unrestricted and unlimited right to vote the Shares shall be in effect.

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ARTICLE VI: TERMINATION

Section 6.1 Injunction; Illegality. This Agreement may be terminated at any time prior to the Share Exchange Closing by PHEO if an order, injunction or decree shall have been issued by any court or agency of competent jurisdiction and shall be non-appealable, or other law shall have been issued preventing or making illegal either (i) the completion of the Exchange or the other transactions contemplated by this Agreement, or (ii) PHEO’s unrestricted and unlimited right to vote the Shares.

ARTICLE VII: MISCELLANEOUS

Section 7.1 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by facsimile or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

(a) if to Company, to:

Social Investment Holdings

2121 SW 3rd Ave., Suite 601

Miami, FL 33129

Attention: Corporate Secretary

Facsimile: (904) 212-0673

(b) if to Purchaser, to:

People Helping Each Other

2103 Coral Way, 2nd Floor

Miami, FL 33145

Attention: Corporate Secretary

Facsimile: (904) 212-0673

Section 7.2 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the Company and PHEO. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.4 Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 7.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

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Section 7.6 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Florida applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Florida. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 7.7 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their affiliates with respect to the subject matter of this Agreement.

Section 7.9 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 7.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 7.11 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 7.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Social Investment Holdings, Inc.

By:	/s/ John Oxendine
Name:	John Oxendine
Title:	Chief Executive Officer

People Helping Each Other, Incorporated

By:	/s/ Julius Jackson
Name:	Julius Jackson
Title:	President

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Exhibit A

SECURITY AGREEMENT

This SECURITY AGREEMENT ("this Agreement") is made, as of July 1, 2018, by People Helping Each Other, Incorporated, having its office at 2103 Coral Way, Suite 602, Miami, FL 33145 (“PHEO”) and Holdings Enterprises Durables, S.p.r.l., (“HED”) a corporation formed in the Democratic Republic of Congo (“DRC”) (collectively hereinafter sometimes referred to as "Grantors"), in favor of Center of Social Change. Inc., a Florida nonprofit corporation having an address at 2103 Coral Way, Suite 200, Miami, Florida 33145 (the "Center").

RECITALS:

Pursuant to a Loan & Concession Participation Agreement of even date herewith by and among Grantors and the Center (the "Loan & Concession Agreement"), Grantors acknowledges that the Center is holder of notes evidencing substantial loans made to or for the benefit of Grantors and expects to make or cause to be made further loans in reliance on the commitments of Grantors to collateralize such loans by granting the security interests contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and in order to induce the Center to extend credit to or for the benefit of Grantors, Grantors hereby agree as follows:

1. Grants of Security. In consideration of loans made by Charity Services Centers, P.A. (“CSC”) and assigned to the Center as holder, the total of which, with future advances will be up to $500,000 upon request (collectively, the “Loans”) the following grants are made to the Center as security for repayment of the Loans:

(a) PHEO, subject to the Loans described below being repaid in full, grants to the Center a pledge and continuing security interest in 700 shares of HED (the “HED Shares”) owned by PHEO representing its ownership of 70% of the total outstanding shares of stock of HED, and all securities, financial assets, investment property, credit balances, deposit accounts, general intangibles, instruments, documents, monies, and other property of whatever kind or description now or hereafter held by Grantors relating to its ownership interest in HED. Such security interest is intended to remain in place until such time as the Loan (as described below) is paid in full.

(b) HED grants to the Center a pledge and continuing security interest in all concessions now or hereafter held by HED including, without limitation, (1) concession rights to harvest 502,000 hectares of hardwood timber (the “Logging Concessions”), (2) conservation timber concessions relating to over 1,000,000 hectares of forest area in DRC (the “Conservation Concessions”) and (3) concessions for mining any minerals located on or in any HED concessions obtained at any time by HED in DRC (the “Mineral Concessions”). All of the Logging Concessions, Conservation Concessions and Mineral Concessions are hereinafter collectively referred to as the “HED Concessions.”

(c) All proceeds of any and all of the foregoing assets, including, without limitation, all dividends and interests paid or payable in respect of the foregoing assets, and, to the extent not otherwise included, all payments under insurance (whether or not the Center is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing assets. For purposes of this Agreement, the foregoing assets and proceeds thereof are hereinafter referred to as the “Collateral”.

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2. Security for Obligations. The security interest conveyed by Grantors to the Center pursuant to paragraph 1 above shall secure payment of the Loans together with all other obligations of Grantors to the Center (whether for principal, interest, commissions, fees, expenses or otherwise) now or hereafter existing, whether direct or indirect, absolute or contingent, acquired directly or by assignment and whether or not related to the Loan & Concession Participation Agreement.

3. Delivery of Collateral. All Instruments and all securities constituting Collateral shall, upon their creation or issuance, be endorsed to the Center and delivered to Miami Escrow Services, Inc. (“MESI”) located at 1800 NE 114th Street., #2202, Miami, FL 33181 to be held in escrow on behalf of the Center as Collateral pursuant hereto and pursuant to an escrow agreement between the Center and MESI in a form and substance satisfactory to the Center in its sole discretion.

4. Representations and Warranties. Grantors represents and warrants as follows (and, as long as his Agreement is in effect, shall be deemed to be continuously doing so):

(a) Grantors are (with respect to the assets in which each is granting a security interest) the legal and beneficial owner of the Collateral free of any lien, security interest, option or other charge or encumbrance.

(b) No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office or registry except such as may have been filed in favor of the Center relating to this Agreement.

(c) Grantors has no trade name and has never done business under another name.

(d) This Agreement creates a valid and perfected, first-priority security interest in the Collateral, securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly made or taken.

(e) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (i) for the grant by Grantors of the assignment and security interest granted hereby or for the execution, delivery or performance of this Agreement by Grantors or (ii) for the perfection of or the exercise by the Center of its rights and remedies hereunder.

(f) PHEO is a nonprofit corporation registered and organized under the law of Florida and its status is active. The execution, delivery and performance by Grantors of this Agreement are within PHEO’s corporate powers, have been duly authorized by all necessary corporate and shareholder action, and do not contravene its articles and bylaws or any law or contractual restriction binding on or affecting PHEO.

(g) HED is a corporation registered and organized under the laws of the DRC and its status is active. The execution, delivery and performance by HED of this Agreement are within its corporate powers have been duly authorized by all necessary corporate and shareholder action, and do not contravene its articles and bylaws or any law or contractual restriction binding on or affecting HED.

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5. Further Assurances. From time to time, at its own expense, Grantors shall promptly execute and deliver all further instruments and documents, and take all further actions, that may be necessary or desirable, or that the Center may request, in order to perfect and protect the assignment and security interest granted or purported to be granted hereby or to enable the Center to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral. Without limiting the generality of the foregoing, Grantors, upon the Center’s demand, shall execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary or desirable, or as the Center may request, in order to perfect and preserve the assignments and security interests granted or purported to be granted hereby. Grantors hereby authorizes the Center to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Grantors where permitted by law. Any such financing statement may describe the Collateral by type or specific listing of the collateral assets. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement or other similar notice where permitted by law.

6. Place of Perfection, Etc. To the extent that the pledge of a security interest in stock requires actual delivery of possession of the stock to be held by the Center, Grantors agrees that it shall physically deliver the Collateral to the Center at office of the Center in order to establish that the perfected, first-priority security interest of the Center in the Collateral shall have been made effective.

7. As to Instruments, Deposits and Securities. Upon the Center’s request, Grantors shall deliver to the Center each Instrument (with whatever endorsements the Center requires), to be held by the Center as long as this Agreement is in effect and shall otherwise comply with all of the terms of this Agreement. For purposes of perfecting the Center’s security interest in the Collateral, possession of an Instrument by an agent or correspondent of the Center shall constitute possession thereof by the Center and any possession thereof by Grantors shall be as a custodial agent for the Center. The Center is hereby irrevocably authorized (but not in any manner obligated), in its sole discretion, to collect any and all Instruments (including but not limited to any acceptance of a draft) and to apply the proceeds thereof against any of the Obligations (whether or not then due). Nothing in this Agreement shall impose on the Center any greater responsibility with respect to any Instruments than it would have under the International Chamber of Commerce Uniform Rules for Collections, as modified by the Center’s standard agreement, if any, regarding documentary collections. The assignments and authorizations contained in this Section 11 shall not in any way release Grantors of its obligations to pay the Obligations in full, and Grantors shall be fully liable for any deficiencies. Grantors shall fully cooperate with the Center’s efforts to collect the Instruments including notifying and instructing the parties obligated on them to make payment to the Center rather than Grantors.

The Center may, at any time, at its option, transfer to itself or any nominee any securities, deposits or Instruments constituting Collateral, receive any income, interest or dividends thereon and hold such income, interest or dividends as additional Collateral and apply same to the Obligations. Whether or not any Obligations are due, the Center may demand, sue for, collect, or make any settlement or compromise which it deems desirable with respect to the Collateral. Regardless of the adequacy of Collateral or any other security for the Obligations, any deposits or other sums at any time credited by or due from the Center to Debtor may at any time be applied or set off against any of the Obligations.

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Nothing in this paragraph shall be construed or operate so as to impose any obligation or duties on the Center. The powers conferred on the Center hereunder are solely to protect its interest in the Instruments and shall not impose any duty on it to exercise any such powers, except to use reasonable care in the custody of any Instruments which the Center has physical possession of itself (as distinguished, for instance, from possession through a custodian or agent) and accounting for monies actually received by it hereunder (as distinguished, for instance, for monies received by a custodian or agent but not remitted to the Center). Without limiting the generality of the foregoing, the Center shall have no liability to Grantors in connection with any misfeasance, malfeasance or negligence on the part of any institutional custodian or agent whom the Center has selected in good faith, and no payment shall be considered to have been received by the Center merely by virtue of its having been received by such a custodian or agent unless the Center has directed that such payment be paid to such custodian or agent.

8. Covenants Concerning Collateral. Grantors further covenants with the Center as follows: (i) Grantors shall defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein adverse to the Center, (ii) Grantors shall not pledge, mortgage or create, or suffer to exist, any right of any person in or claimed by any person to the Collateral, or any security interest, lien or encumbrance in the Collateral in favor of any person, other than the Center, (iii) Grantors will pay promptly when due all taxes, assessments, governmental charges and levies upon the Collateral or incurred in connection with the use or operation of the Collateral or incurred in connection with this Agreement, and (iv) Grantors will not sell or otherwise dispose of, or offer to sell or otherwise dispose of, any of the Collateral or any interest therein except for the securing of the funds owed to the Center, or except for the transfer to SIH subject to security interest granted in this Agreement as noted at the foot of this Agreement.

9. Center Appointed Attorney-in-Fact. Grantors hereby irrevocably appoints the Center Grantors' attorney-in-fact, with full authority in the place and stead of Grantors and in the name of Grantors, the Center or otherwise, from time to time after an Event of Default shall have occurred, in the Center's discretion, to take any action and to execute any instrument which the Center may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation: (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to receive, indorse, and collect any drafts or other instruments, documents and chattel paper, in connection with any clause above; and (c) to file any claims or take any action or institute any proceedings which the Center may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Center with respect to any of the Collateral.

10. Center May Perform. If Grantors fails to perform any agreement contained herein, the Center may itself perform, or cause performance of, such agreement, and the expenses of the Center incurred in connection therewith shall be payable by Grantors hereunder.

11. Center's Duties. The powers conferred on the Center hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Center shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

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12. Remedies. (a) If any Event of Default shall have occurred, the Center may do any one or more of following: (i) Center may exercise any and all rights and remedies of Grantors under or in connection with any of the Collateral; (ii) Center may, without notice to Grantors (which is hereby waived by Grantors): (A) charge, set off and otherwise apply all or any part of the Collateral in the Custody Account against all or any part of the Obligations and apply the proceeds thereof to the Obligations, all in such order of application as the Center may elect. Grantors shall be liable for any deficiency remaining after the application of the proceeds; and (iii) Center may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of Florida (the "Code") (whether or not the Code applies to the affected Collateral) and also may (i) require Grantors to, and Grantors hereby agrees that it will at its expense and upon request of the Center forthwith, assemble all or part of the Collateral as directed by the Center and make it available to the Center at a place to be designated by the Center which is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Center's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Center may deem commercially reasonable. Grantors agree that to the extent notice of sale shall be required by law, at least 5 calendar days' notice to Grantors of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Center shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Center may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All cash proceeds received by the Center in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Center, be held by the Center as collateral for (in the Custody Account or otherwise), and/or at any time thereafter applied (after payment of any amounts payable to the Center pursuant to Section 18) in whole or in part by the Center against, all or any part of the Obligations in such order as the Center shall elect.

13. Indemnity and Expenses. Grantors agrees to indemnify the Center from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result from the Center's gross negligence or willful misconduct. Grantors shall upon Center’s demand pay to the Center the amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Center may incur in connection with the administration of this Agreement, the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, the exercise or enforcement of any of the rights of the Center hereunder, the failure by Grantors to perform or observe any of the provisions hereof, or any audit, testing or monitoring of the Collateral.

14. Transfers and Other Liens. Except to the extent expressly permitted hereby or by the Loan Agreement, Grantors shall not, without the Center's prior written consent: (a) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral except that Grantors may sell Inventory in the ordinary course of its business as presently conducted and may sell Receivables consisting of accounts to Factor pursuant to the Factoring Agreement; (b) create or suffer to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Collateral, except the security interests in favor of the Center created by this Agreement; (c) take any other action in connection with the Collateral which would impair the value of the interest or rights of Grantors therein or thereunder or which would impair the interest or rights of the Center thereunder or hereunder.

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15. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by Grantors from compliance with the terms hereof shall in any event be effective unless it is in writing and signed by the Center, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

16. Marshalling. The Center shall not be required to marshal any present or future collateral security (including but not limited to any Collateral) for, or other assurances as payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, Grantors hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Center's rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding whereby which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, Grantors hereby irrevocably waives the benefits of all such laws.

17. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telefax communication) if to Grantors, mailed (certified mail, return receipt requested) or telefaxed or delivered to it, addressed to it at the address of Grantors specified at the head of this Agreement and, if to the Center, mailed (certified mail, return receipt requested) or delivered to it, addressed to it at the address of the Center specified at the head of this Agreement, or as to either party at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All such notices and other communications shall, when mailed or telefaxed, respectively, be effective three Business Days after being deposited in the mails or when received by telefax, respectively, addressed as aforesaid.

18. Continuing Security Interest; Transfer of Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until it is released in writing by the Center, (ii) be binding upon Grantors, its successors and assigns and (iii) inure to the benefit of the Center and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), the Center may assign or otherwise transfer this Agreement and any other Loan Document to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to the Center herein or otherwise.

19. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to any conflict-of-laws principles or rules that would give effect to the law of any other jurisdiction. Unless otherwise defined herein or in the Credit Agreement, terms used in Article 9 of the Uniform Commercial Code in the State of Florida are used herein as therein defined. This Agreement may be signed in counterparts, each of which when so executed shall be an original, but all of which shall together constitute one and the same instrument. For purposes of enforcement of this Agreement, a signed copy by facsimile transmission shall be binding upon all parties as an original. No provision of this Agreement is to be interpreted for or against any party because that party or that party's legal representative drafted such provisions.

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20. Recitals. The recitals set forth in this Agreement are true and correct, are incorporated herein by reference, and constitute an integral part of this Agreement.

21. Waiver of Jury Trial. GRANTOR AND (BY ACCEPTANCE HEREOF) BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING BUT NOT LIMITED TO ANY CLAIMS, CROSS CLAIMS OR THIRD PARTY CLAIMS) ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS SECURITY AGREEMENT. GRANTOR HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF BANK OR BANK'S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

22. Release upon Payment. The Center agrees that, upon payment in full of all obligations of PHEO and SIH to the Center under the terms of the Note, including all interest due thereunder, the Center shall release its security interest in the Collateral.

People Helping Each Other, Incorporated

By:	/s/ Julius V Jackson
Julius V. Jackson, President
Title

Holdings Enterprises Durables, S.p.r.l.

By:	/s/ J.Pettersson Kialeuka Kinzinga
J. Pettersson Kialeuka Kinzinga, President

Acknowledgment of lien:

Social Investment Holdings, Inc. (“SIH”) and PHEO had previously contemplated a joint venture for the purpose developing the HED Concessions. SIH and PHEO came to a mutual agreement that, in lieu of the contemplated joint venture, both parties would benefit from a stock for stock sale of the HED shares for SIH shares by entering into a Conditional Share Exchange Agreement (the “Share Exchange”). It came to the attention of SIH that the Center had advanced funds to PHEO based on PHEO holding the HED ownership. The Board of SIH recognized that this obligation that PHEO has to the Center must be satisfied in conjunction with the closing of the Share Exchange of HED. The closing of the Share Exchange is contingent on SIH raising the $1,000,000 minimum from is Offering. The parties hereto understand that, after the execution of this Agreement, and within 10 days after SIH achieves its minimum, PHEO intends to transfer the HED Shares to SIH in exchange for 500,000 shares of SIH. SIH, by its signature below, acknowledges that it will be taking ownership of the HED Shares subject to the terms of this Security Agreement and the liens granted here within, if the $500,000 Loans have not been satisfied prior to the closing.

Social Investment Holdings, Inc.

By:	/s/ John Oxendine
John Oxendine, President

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Exhibit B

LOAN & CONCESSION

PARTICIPATION AGREEMENT

THIS AGREEMENT ("Agreement") is made and entered into as of the 1st day of July, 2018, by and among Holdings Enterprises Durables, S.p.r.l., (“HED”) a corporation formed in the Democratic Republic of Congo (“DRC”), People Helping Each Other, Incorporated, a Florida nonprofit 501(c)(3) company having an office at 2103 Coral Way, Miami, Florida 33145 (hereinafter referred to as "PHEO") and Center for Social Change, Inc., a Florida nonprofit 501(c)(3) organization having its office at 2103 Coral Way, Suite 200, Miami, Florida 33145 (hereinafter referred to as the "Center”).

Statement of Facts

PHEO is a corporation endeavoring to promote and advance the social and economic needs of disadvantaged communities worldwide, with an emphasis in America and Africa. In order for PHEO to achieve these goals, PHEO plans to employ broad-based economic empowerment strategies, including engagement of key individuals and social groups to promote their endeavors. HED is involved in projects in DRC which would benefit from funding that will be obtained by PHEO through a contemplated joint venture with Social Investment Holdings, Inc. (“SIH”). SIH, through a Regulation A offering (the “Offering”), is currently seeking to raise capital to fund this contemplated joint venture.

SIH and PHEO came to a mutual agreement that, in lieu of the contemplated joint venture, both parties would benefit from a stock for stock sale of the HED shares for SIH shares by entering into a Conditional Share Exchange Agreement (the “Share Exchange”). The closing of the Share Exchange is contingent on SIH raising the $1,000,000 minimum from its Offering. The parties hereto understand that, after the execution of this Agreement, and within 10 days after SIH achieves its minimum, PHEO intends to transfer the HED Shares to SIH in exchange for 500,000 shares of SIH. It came to the attention of SIH that the Center had advanced funds to PHEO based on PHEO holding the HED ownership. The Board of SIH recognized that this obligation that PHEO has to the Center must be satisfied in conjunction with the stock for stock sale of HED. SIH agrees to the terms stipulated in this agreement between the Center and PHEO and acknowledges the 15% royalty to the Center from the Conservation Concessions and Mineral Concessions (as defined below) and the grant by PHEO of a lien on all of PHEO’s HED shares of stock as collateral for repayment of the Loans described within this agreement until all loans due to the Center by PHEO are paid in full.

The Center is a non-profit corporation which describes itself as a social laboratory in Miami, Florida, which tests strategies aimed at increasing opportunities to address social, environmental and economic problems of distressed and underserved communities in Florida as well as nationally and internationally (see www.4socialchange.org). In order to support the work of PHEO, the Center has arranged for funding to PHEO and intends to continue to cause funding to be made available, primarily based on their commitment to collateralize the funding and compensate the Center assigning a 15% royalty from HED’s Conservation and Mineral Concessions in the Democratic Republic of Congo (“DRC”). PHEO currently owns 70% of the outstanding shares of stock of HED and HED currently owns (1) concession rights to harvest 502,000 hectares of hardwood timber (the “Logging Concessions”) and (2) conservation timber concessions relating to over 1,000,000 hectares of forest area in DRC (the “Conservation Concessions”) and may in the future (3) obtain concessions for mining different minerals located on or in any of the property subject to concessions held by HED in DRC (the “Mineral Concessions”). All of the Logging Concessions, Conservation Concessions and Mineral Concessions are hereinafter collectively referred to as the “HED Concessions.”

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In order to induce the Center to arrange for the substantial funding made to PHEO, PHEO agreed to assign to the Center, a fifteen (15%) percent royalty from the Conservation and any Mineral Concessions. With respect to past and future funding to PHEO, PHEO has executed and SIH acknowledges, the promissory note issued to PHEO in the sum of $500,000. This note will cover all funding that has been advanced and is expected to be advanced to PHEO for the procurement of all of the HED Concessions (the “$500,000 Loans”). As evidence of this $500,000 Loans, PHEO shall execute a Promissory Note in the form annexed hereto as Exhibit A (the “Note”).

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. HED Transfer to the Center. As consideration to the Center for its commitment of financial support to PHEO which has benefited and will benefit HED and SIH by enabling commercialization of the HED Concessions, HED hereby assigns to the Center a fifteen (15%) percent royalty from all Conservation Concessions and Mineral Concessions now or hereafter obtained by HED.

2. $500,000 Loans. The parties acknowledge and agree that prior to the date hereof the Center has arranged for substantial loans (more than $400,000) to PHEO and to provide a total of up to $500,000 of loans to PHEO upon request, (being almost $100,000 of additional funding) after the date hereof to be evidenced by the promissory note in the form annexed hereto as Exhibit A (the “Note”) and the Security Agreement referenced below to remain in place until such time as the $500,000 Loans are paid in full.

3. Pledge of Security Interest. Simultaneous with execution of this Agreement, PHEO agrees to enter into a Security Agreement with the Center providing for the pledge and grant of security interest in all rights, title and interest in and to PHEO’s stock ownership of HED as collateral for repayment of the $500,000 Loans. This security Agreement shall be satisfied and removed once the $500,000 Loans are paid in full.

4. Representations and Warranties. Each party represents that it has all requisite power and authority to enter into and perform all of the terms of this Agreement and to consummate the transactions/development contemplated hereby and to effect the objectives and purposes in accordance with the terms hereof. The information heretofore furnished by each party in connection with this Agreement or any transaction contemplated hereby does not, and all such information hereafter furnished by any party does not (in each case taken together and on the date as of which such information is furnished), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they are made, not misleading. The representations and warranties herein or hereinbefore made by each party will be true and correct in all material respects on and as of the date hereof and will, except as provided herein, survive the closing.

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5. Miscellaneous. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter of this Agreement. Unless otherwise specified in this Agreement, no amendment or modification of this Agreement shall be valid or binding upon either party to this Agreement unless made in writing and fully executed by both parties. The Parties agree and stipulate that time is of the essence with respect to compliance with each and every item set forth in this Agreement. This Agreement, along with any exhibits hereto, sets forth the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

6. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.

7. Notices. All notices required herein or contemplated hereby shall be in writing and shall be deemed to have been duly given when sent postage prepaid by certified mail, return receipt requested, to the parties at the addresses contained on the execution page of this Agreement. Each party is to, at all times, keep the other party notified of changes in current mailing and physical addresses.

8. State Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida. Litigation shall be in the 11th Judicial Circuit Court of Florida, located in Miami-Dade County, and venue shall be exclusively in Miami-Dade County, Florida. In the event of litigation, whether in a court of law or in an arbitration proceeding, arising from or relating to this Agreement, the prevailing party shall have its costs, including reasonable attorneys' fees, paid by the non-prevailing party. The parties agree that, by agreement of both parties, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, may be settled by arbitration in accordance with the Rules of the American Arbitration Association.

9. General. In construing the terms of this Agreement, it is agreed by the parties hereto that all headings are for convenience of reference; all references to gender shall be deemed to include every other person; the singular includes the plural and the plural includes the singular; and the invalidity or unenforceability of any provision of this Agreement shall not affect or impair any other provisions. Furthermore, the parties hereto acknowledge that they have each participated in the preparation of this Agreement, and their respective counsel had the opportunity to make comments and revisions in connection with its preparation. Accordingly, it is hereby agreed that no party shall be deemed to have drafted this Agreement for purposes of any ambiguity construed against the preparer of this Agreement, should a court determine any ambiguity exists.

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IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year set forth at the beginning of this Agreement and do hereby agree to fully perform the covenants and agreements as hereinabove set forth.

Holdings Enterprises Durables, S.p.r.l.

By:	/s/ J. Pettersson Kinzinga
J. Pettersson Kialeuka Kinzinga, President

People Helping Each Other, Incorporated

By:	/s/Julius Jackson
Julius V. Jackson, President

Center for Social Change, Inc.

By:	/s/William Burdette
William R. Burdette, President

SIH, by its signature below, acknowledges the assignment to the Center of a 15% royalty from the Conservation Concessions and Mineral Concessions and the grant by PHEO of a lien and security interest on all of PHEO’s stock ownership interest in HED as collateral for repayment of the $500,000 Loans described above. SIH also acknowledges that it will be taking ownership of the HED Shares subject to the terms of a Security Agreement and the liens granted within, if the $500,000 Loans have not been satisfied prior to the closing of the Share Exchange.

Social Investment Holdings, Inc.

By:	/s/ John Oxendine
John Oxendine, President

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Exhibit C

CONSOLIDATED

PROMISSORY NOTE

$500,000.00	July 1, 2018

FOR VALUE RECEIVED, which value reflects the obligations of People Helping Each Other, Incorporated, a Florida nonprofit corporation, whose address is 2103 Coral Way, Suite 602, Miami, Florida, 33145 ("Maker" or “Borrower”) for funds advanced in the past to Maker or for its benefit as well as additional funding yet to be advanced to Maker, Maker hereby promises to pay to the order of Center for Social Change, Inc., a nonprofit Florida corporation with its address 2103 Coral Way, Suite 200, Miami, FL 33145 ("Holder" or “Lender”), in lawful money of the United States of America at the office of Holder, or at such other place as Holder may designate in writing, the principal sum of up to Five Hundred Thousand Dollars and 00/100 ($500,000.00) upon request or such amount as has been advanced to or for the benefit of Maker by Holder (the "Principal Amount") on July 1, 2019 (the “Maturity Date”), together with interest at the rate of five (5%) percent per annum from and after the date hereof.

The Principal Amount and all interest due hereunder shall be payable on the Maturity Date without further Notice or demand from the Holder.

This Promissory Note has been executed and delivered in connection with the Loan and Concession Agreement and the Security Agreement, each of even date herewith, all of the terms of which are incorporated herein by reference. The Security Agreement referenced herein shall be terminated once this Promissory Note is paid in full.

IN WITNESS WHEREOF, Maker has executed this Note as of the date first above written.

People Helping Each Other, Incorporated a Florida nonprofit corporation

By:	/s/ Julius V Jackson
Julius V. Jackson, President
Title

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